Exhibit 10.4

MANUFACTURING SUPPLY AGREEMENT

THIS MANUFACTURING SUPPLY AGREEMENT ("Agreement") is made and entered into this 18th  day of January  2011 (“Effective Date”) by and between D’ARCY ACQUISITION, LLC, d/b/a D’ARCY LABORATORIES, a Delaware limited liability company (hereinafter referred to as "Manufacturer") with offices located at 2015 S.W. 2nd Street, Pompano Beach, FL, 33069 and Get Inspired, LLC, a Nevada limited liability company (hereinafter referred to as "Client") with offices located at 6019 Olivas Park Drive, Suite C, Ventura CA 93003.

RECITALS

WHEREAS, Manufacturer is a laboratory specializing in the development and manufacture of personal care formulations;

WHEREAS, Client has licensed, from Martino Cartier, the exclusive right to manufacture and exploit certain proprietary formulas for hair care/personal care products (“Formulas”). A list of the Formulas is set forth on Exhibit “A”.

WHEREAS, Client is desirous of granting to Manufacturer the right to be its exclusive research and development laboratory for any and all new hair care/personal care formulas (“New Formulas”) and manufacturer for any and all hair care/personal care products based on the Formulas and New Formulas (“Products”).

WHEREAS, Client and Manufacturer hereby acknowledge and agree that Martino Cartier is the sole and exclusive worldwide perpetual owner of any and all intellectual property rights, including but not limited to patents, trademarks, and copyrights, regarding or related to the Formulas, New Formulas and the Products, subject to Section 6.3 of this Agreement.

WHEREAS, Manufacturer and Client desire to enter into this Agreement to set forth the obligations and responsibilities of each in connection with Client’s granting hereunder to Manufacturer, the right to be the exclusive manufacturer of the Products for Client and exclusive developer of the New Formulas.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.           Recitals. The foregoing recitals are true and correct and are incorporated herein by such reference.

2.           Appointment of Manufacturer as the Exclusive Provider of the Formulas, New Formulas and Products to Client. Subject to Section 3 below; Client hereby appoints Manufacturer as the exclusive manufacturer for Client of the Products and exclusive developer of the New Formulas. Notwithstanding the foregoing, subject to Section 3 below, Client may: (i) engage alternate manufacturing sources (“Alternate Manufactures”) to manufacture the Products; and (ii) engage alternate formulation sources (“Alternate Formulators”) to develop New Formulas. Any New Formulas developed by Alternate Formulators shall be manufactured in compliance with the terms and conditions of this Agreement and shall be added to Exhibit “B” of this Agreement.

3.           Use of Alternate Manufacturers.  In the event that Client utilizes an Alternate Manufacturer to produce any of the Products, whether such Products are based on the Formulas, New Formulas developed by Manufacturer or New Formulas developed by Alternate Formulators, Client shall notify Manufacturer of such arrangements immediately and pay Manufacturer a twelve and one half percent (12.5%) commission on all purchase orders for Products given to Alternate Manufacturers. Manufacturer will audit the Alternate Manufacturers’ facility and processes, only upon Client’s written request, to ensure proper ingredients, formulation, packaging and processes are utilized to produce the Products.

4.           Term.  This Agreement shall be effective upon execution by all parties hereto for a period of five (5) years thereafter (the "Term").   The Term of the Agreement will renew automatically provided: (i) the sale of Products continues at a level of profitability acceptable to Client and Manufacturer, (ii) Client and Manufacturer have fulfilled their contractual obligations under this Agreement; and (iii) all parties have acted in good faith and fair dealing.

5.           Responsibilities of Manufacturer.  Manufacturer agrees to perform the following responsibilities:

5.1           Manufacturer will research and develop formulations for hair care/personal care products and provide lab samples to Client. Client may approve or reject such formulations in its sole and absolute discretion. If Client approves such formulations (“New Formulas”), the New Formulas shall be manufactured in compliance with the terms and conditions of this Agreement and shall be added to Exhibit “B” of this Agreement. Martino Cartier shall be the sole and exclusive worldwide perpetual owner of any and all intellectual property rights, including but not limited to patents, trademarks, and copyrights, regarding or related to the New Formula and subject to the terms and conditions of Section 3 of this Agreement, Client shall be free to exploit the New Formula in any manner that Client may choose in its sole and absolute discretion.

5.2           Manufacturer will perform basic stability and compatibility testing on all approved Formulas and New Formulas and Manufacturer hereby represents and warrants that any Product manufactured by Manufacturer hereunder shall meet or exceed industry standards for stability, safety, compatibility and merchantability.

5.3           Manufacturer will provide packaging development support to Client.

5.4           Manufacturer will provide label design and layout services and basic compliance review. Martino Cartier shall be the sole and exclusive worldwide perpetual owner of any and all intellectual property rights, including but not limited to trademarks and copyrights, regarding or related to designs and layouts produced by Manufacturer hereunder and subject to the terms and conditions of this Agreement, Client shall be free to exploit the designs and layouts in any manner that Client may choose in its sole and absolute discretion.

5.5           Manufacturer will provide Client with ingredient lists and Material Safety Data Sheets on all Formulas and New Formulas and turnkey cost quotes for Products.

5.6           Manufacturer will advise Client of lead-times and minimum order quantities for all Products.

5.7 Manufacturer will process Client’s purchase orders and, if feasible, manufacture, fill and label Products per Client’s purchase orders.

5.8 Manufacturer will provide Product Liability Coverage for the Products in the amount of $2 million per incident or such greater amount as Home Shopping Network or QVC (collectively referred to as “HSN”) may require.  Client and Martino Cartier shall be named as additional insured on all such insurance policies. Certificates of Insurance are to be submitted to HSN within its specified timeframe.

6.           Responsibilities of Client.  Client agrees to perform the following responsibilities:

6.1           Client will submit purchase orders to Manufacturer based on lead-times, minimums and cost quotes for each Product. Manufacturer reserves the right to reject any purchase order that does not comply with stated lead-times, minimums and/or cost quotes.

6.2           Client will remit copies to Manufacturer of all purchase orders and purchase order receipts placed with Alternate Manufacturers on a monthly basis.  Manufacturer will invoice Client on a quarterly basis for its twelve and one half percent (12.5%) commission on all purchase orders given to Alternate Manufacturers.  Client shall remit payment on Manufacturer’s quarterly commission invoices net 30 days.

6.3           In the event that Client materially breaches the provisions in any of the following Sections: 2, 3, 6.2, 8 or 9 of this Agreement; (i) all intellectual property rights, including but not limited to patents, trademarks and copyrights, regarding or related to the Formulas, New Formulas created by Manufacturer and Products shall revert back to Manufacturer, excluding the name, likeness, or image of Martino Cartier and New Formulas created by Alternate Formulators; and (ii) Martino Cartier and Client shall cease any and all exploitation of the Formulas, New Formulas created by Manufacturer and Products absent express written authorization from Manufacturer.

7.           Warranties and Representations of Manufacturer.  Manufacturer warrants and represents the following:

7.1.           Manufacturer has all requisite power and authority to enter into this Agreement.

7.2.           Manufacturer is not insolvent, is not in receivership, nor is any application for receivership pending; no proceedings are pending by or against Manufacturer in bankruptcy or reorganization in any state or federal court.

7.3.           Manufacturer has duly executed and delivered this Agreement, this Agreement constitutes a legal, valid and binding agreement of Manufacturer, enforceable in accordance with its terms, except as such enforcement may be limited by general principles of equity or by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally.

7.4.           The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby and thereby, with or without the giving of notice or the lapse of time, or both, will not violate, conflict with, result in the breach or termination of, constitute a default under, accelerate the performance required by, or result in the creation of any lien, charge or encumbrance upon any other agreement or instrument to which Manufacturer is a party or by which Manufacturer may be bound.

8.           Warranties and Representations of Client. Client warrants and represents the following:

8.1.           Client has all requisite power and authority to enter into this Agreement and grant Manufacturer the right to be the exclusive manufacturer of the Formulations for Client.

8.2.           Client is not insolvent, is not in receivership, nor is any application for receivership pending; no proceedings are pending by or against Client in bankruptcy or reorganization in any state or federal court; nor has Client committed any act of bankruptcy.

8.3.           Client has duly executed and delivered this Agreement, this Agreement constitutes a legal, valid and binding agreement of Client, enforceable in accordance with its terms, except as such enforcement may be limited by general principles of equity or by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally.

8.4.           The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby and thereby, with or without the giving of notice or the lapse of time, or both, will not violate, conflict with, result in the breach or termination of, constitute a default under, accelerate the performance required by, or result in the creation of any lien, charge or encumbrance upon any other agreement or instrument to which Client is a party or by which Client may be bound.

9.   Mutual Covenants.

9.1.          For purposes of this Agreement, “Trade Secrets" means any information of any party hereto relating to its respective business activities, including but not limited to technical or non-technical data, a compilation, a program, a method, a technique, a process, a formula, product plans, or list of actual customers or suppliers which [a] derives economic value, actual or potential, from not being readily ascertainable by proper means by persons who obtain economic value from its disclosure or use and [b] is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. For purposes of this Agreement, “Confidential Information" means any data or information, other than a party’s Trade Secrets, that is of value to a party and is not generally known to the respective competitors of that party. Confidential information shall include, but is not limited to, financial information, financial data, financial plans, price lists, pricing policies, and contracts and contractual relations with a party’s current or prospective clients and vendors.

9.2.          Each party hereto agrees not to at any time, directly or indirectly, divulge or disclose or use for any purpose whatsoever any Trade Secrets or Confidential Information of any other party hereto.

9.3.           In the event of a breach or threatened breach by a party of any of the provisions of this Paragraph 9 hereof, the non-breaching party, in addition to and not in limitation of any other rights, remedies, or damages available to the non-breaching party at law or in equity, shall be entitled to a temporary and/or permanent injunction in order to prevent or to restrain any such breach by a party and/or any and all persons, directly or indirectly, acting for or with said party.  Each party hereto has carefully read and considered the provisions of this Paragraph 9 and agrees that the restrictions set forth herein are fair and reasonable and are reasonably required for the protection of the legitimate business interests of the other parties, their officers, directors and employees.  In the event that notwithstanding the foregoing, any of the provisions of this Paragraph 9 shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein.  The terms and conditions contained in this Paragraph 9 shall survive the termination of this Agreement.

10.   Indemnification by Manufacturer. Notwithstanding any other provisions of this Agreement, Manufacturer shall indemnify and hold harmless Client and its affiliated companies, and their respective officers, directors, employees, agents, and customers (collectively, the "Indemnitees"), from and against all costs, expenses, claims, demands, causes of action, damages and judgments, including without limitation attorney's fees whether or not suit is actually commenced, which might be imposed upon or brought against an Indemnitee as a result of the manufacture, distribution, promotion, marketing, sale or offering for sale of Products in breach of the obligations, representations and warranties of Manufacturer herein, including but not limited to: i) any product liability for personal injuries or death and/or property damages and; (ii) any infringement of any third party intellectual property rights with respect to Manufacturer’s product formulation services provided hereunder.

11.   Audit Rights.  Upon written request, Manufacturer may, upon reasonable notice and during Client’s business hours, examine Client’s books of account insofar as they relate to payments made to Manufacturer pursuant to Sections 3 and 6.2 of this Agreement.  Such examination shall be at Manufacturer's expense, shall take place in Client’s offices in such a manner as will not unduly interfere with the conduct of Client’s business and shall extend no longer than five (5) days. With regard to payments made to Manufacturer pursuant to Sections 3 and 6.2 of this Agreement, Manufacturer’s audit rights shall expire three years from the date of issuance of the particular payment then in question.

12.   Survival of Representations and Warranties.  All of the representations, warranties, covenants, indemnifications and agreements made by the parties to this Agreement shall survive the termination of this Agreement.

13.   Miscellaneous.

13.1.           Exhibits.  All exhibits referred to herein shall be incorporated by reference and made a part of the Agreement hereto.

13.2.           Further Assurances.  From and after the Effective Date of this Agreement, each of the parties hereto agree to execute whatever additional documentation or instruments as are necessary to carry out the intent and purpose of this Agreement.

13.3           Transfer. Client and Manufacturer shall not have the right to assign or otherwise transfer its rights under this Agreement without the advanced written consent of the other party, such consent not to be unreasonably withheld.

13.4.           Costs and Expenses.  Each of the parties hereto shall bear all costs and expenses incurred by it in connection with this Agreement in the preparation for and consummation of the transaction as provided for herein, including, without limitation, legal and accounting fees, and shall not be entitled to any reimbursement therefore from any other party.

13.5.           Waiver.  It is understood that the parties may waive the strict performance of any covenant or representation made herein.  Any waiver, however, made by any party hereto must be duly made in writing in order to be considered a waiver, and the waiver of one covenant or representation shall not be considered a waiver of any other covenant or representation, unless specifically stated in writing as aforementioned.

13.6.           Arbitration. The parties shall make a good faith effort to settle any dispute or claim arising under this Agreement. If the Parties fail to resolve a dispute or claim, the Parties shall first submit the matter for mediation before a mutually agreed upon mediator. In the event the dispute still cannot be resolved despite such mediation, then the Parties shall submit to arbitration under the Commercial Arbitration Rules of the American Arbitration Association as amended and in force at the time of the controversy or claim. The decision and any award rendered pursuant to the arbitration are binding on the parties and may be entered in any court having jurisdiction.

13.7.           Governing Law and Venue.  This Agreement shall be governed by the laws of the State of Florida, and the venue of any proceedings arising out of this Agreement shall be exclusively in a state court located in Broward County, Florida.

13.8.           Entire Agreement.  This Agreement, together with the exhibits attached hereto, sets forth the entire understanding and agreement between the parties with reference to the subject matter hereof, and there are no other agreements, understandings, restrictions, warranties or other representations between the parties other than those set forth herein or provided for herein.

13.9.           Headings.  Headings and captions contained in this Agreement are solely for the convenience of reference and shall not affect the interpretation of this Agreement.

13.10.           Gender.  Wherever the context shall require, all words herein in the masculine gender shall be deemed to include the feminine or neuter gender, all singular words shall include the plural, and all plural shall include the singular.

13.11.           Severability.  If any provision of this Agreement is declared invalid by any tribunal exercising competent jurisdiction, then such provisions shall be deemed automatically adjusted to conform to the requirements for validity as declared at such time, and, as so adjusted, shall be deemed a provision of this Agreement as though originally included herein.  In the event that the provision invalidated is of such a nature that it cannot be so adjusted, the provision shall be deemed deleted from this Agreement as though the provision had never been entered into.  In either case, the remaining provisions of this Agreement shall remain in full force and effect.  In the event that the provision invalidated is of such a nature that it cannot be so adjusted, and that the remaining provisions of this Agreement cannot operate without such invalidated provision, the remaining provisions of this Agreement shall no longer remain in full force and effect, and the Agreement shall be treated as if never having been entered into by the parties hereto.

13.12.           Notices.  Any notice ("Notice") or other communication by either party to the other, whether required or permitted hereunder, shall be sufficiently given if delivered in person or sent by telecopy, telex or facsimile transmission or by registered or certified mail, postage prepaid, addressed as follows:

Manufacturer:	D’ARCY ACQUISITION, LLC
Attention:	Richard Nicolo, President
2015 S.W. 2nd Ave
Pompano Beach, Florida 33069

Client:	Get Inspired, LLC
Attention:	Todd Wiseman
6019 Olivas Park Drive, Suite C
Ventura, CA 93003

or to such other address, telecopier, telex number, as shall be furnished in writing by any such party.  Notice by mail shall be deemed to have been given on the third business day after the posting thereof, whether or not accepted, notice by telecopy or telex, when confirmation or receipt or answer-back is received and notice by courier, on the date of delivery.

13.13.           Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

13.14.           Construction.  It is the intention of the parties that the laws of the State of Florida shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties.  The parties agree and acknowledge that each party has reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting parties shall not be employed in the interpretation of this Agreement or any amendment or exhibit thereto.

13.15   Facsimile Signature.  This Agreement may be executed and accepted by facsimile signature and any such signature shall be of the same force and effect as an original signature.

IN WITNESS WHEREOF, the parties hereto have hereunto subscribed their names and seals to this Agreement the day and year first above written.

D’ARCY ACQUISITION, LLC
A Delaware limited liability company

By:	/s/	Date:
RICHARD NICOLO, President

GET INSPIRED, LLC
A Nevada limited liability company

By:		Date:
RENO R. ROLLÉ, Managing Member

By:		Date:
MARTINO CARTIER, Managing Member

ACKNOWLEDGMENT AND AGREEMENT OF MARTINO CARTIER

The undersigned, Martino Cartier, as an individual, hereby: (i) acknowledges the above Agreement entered into as of January 12, 2011, by and between D’Arcy Acquisition, LLC and Get Inspired, LLC.; (ii) consents and agrees to the terms contained herein; and (iii) consents to the execution hereof.

Date:
MARTINO CARTIER

EXHIBIT “A”

List of Formulas

Champagne Shampoo
Keragold Pure Ionic Bonding Treatment
24K Pure Ancient Oil
Caviar Conditioner

EXHIBIT “B”

List of New Formulas